STOCK PURCHASE AGREEMENT









                                      among

                                 Thomas Makmann
                                  an individual
                                      Buyer

                                       and

                             Istorage Networks, Inc.
                             a Delaware corporation
                                     Seller









                                January 23, 2006

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (the "Agreement") is made and entered into as of the 23rd day of January, 2006 (the "Effective Date"), by and among Thomas Makmann, an individual ("Buyer") and Istorage Networks, Inc., a Delaware corporation ("Seller").

         WHEREAS, Seller is the owner of all of the outstanding shares (the "Company Shares") of Istorage Networks Group, Inc. (the "Company");

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer the Company Shares, in accordance with the terms and conditions set forth herein;

         WHEREAS, Seller has entered into a separate agreement (the "Landbank Agreement") to simultaneously acquire all of the outstanding interests of Landbank, LLC, the consummation of which is subject to the performance of the obligations hereunder by each of Seller and Buyer; and

         WHEREAS,  the  Buyer  and  certain  other  individuals   currently  own
approximately 90% of the outstanding shares of Seller (the "Seller Shares");

         NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                     Article 1. Purchase and Sale of Shares

1.1 Purchase and Sale of Company Shares. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the Company Shares.

1.2 Consideration for Company Shares. The consideration for the purchase of the Company Shares shall be satisfied by the delivery by the Buyer of the Seller Shares as directed under and in accordance with the terms of the Landbank Agreement.


                        Article 2. Assumption and Release


2.1 Assumption of Liabilities of Company. As of the Effective Date, Buyer shall assume or shall cause to be assumed by QED Storage, Inc., ("Designee") all liabilities and obligations of Company, whether now existing or hereafter arising, known or unknown, fixed or contingent, choate or inchoate, matured or not yet due, conditional or unconditional, asserted or unasserted, arising in tort, under contract or otherwise, including, without limitation, any liabilities arising out of or in connection with that certain lease dated December 16, 2004 entered into by Seller on behalf of Company, and that certain


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

software license agreement dated February 7, 2005 entered into by Seller with Network Storage Corp. or the assignment of Seller's rights under these agreements to Buyer or Designee.

2.2      Release of Seller.

         (a) The Buyer acknowledge that he is not relying on any representations or warranties of Seller, and has conducted his own due diligence in connection with the transactions contemplated under this Agreement. Accordingly, the Buyer and anyone claiming by, through or under the Buyer hereby waive their right to recover from and fully and irrevocably release Seller from any and all claims, responsibility and/or liability that they may now have or hereafter acquire against Seller for any costs, loss, liability, damage, expenses, demand, action or cause of action arising from or related to any claims in respect of Company, regardless of the Buyer's knowledge of any such claims as of the Effective Date.

         (b) In this connection and to the extent permitted by law, the Buyer hereby agrees, represents and warrants that the Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and the Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that the Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses. Except for the rights and remedies of the Buyer expressly set forth in this Agreement, it is expressly understood and agreed that notwithstanding any applicable law to the contrary, Seller shall have no liability for any claim or cause of action. The foregoing limitation on liability shall survive the termination of this Agreement and shall not diminish or otherwise affect the Buyer's waivers and releases in this
Section 2.2. In no event shall any of the direct or indirect partners, shareholders, owners, affiliates, officers, directors, employees or agents of Seller, or any affiliate or controlling person thereof, have any liability for any claim or cause of action or other liability arising out of or relating to this Agreement or Company, whether based on contract, common law, statute, equity or otherwise.

2.3 Consideration for Release and Delivery of Landbank Agreement. As consideration for the release set forth in Section 2.2, the provision by the Buyer of certain representations, covenants and indemnification under the Landbank Agreement, Seller shall pay or caused to be paid to the Buyer at Closing the sum of One Hundred Forty Thousand Dollars ($140,000) in cash.


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                               Article 3. Closing


The Closing of the purchase and sale of the Company Shares (the "Closing") will occur simultaneously with the closing under the Landbank Agreement, as a condition thereto.

                    Article 4. Representations and Warranties

4.1      Representations  and  Warranties  of  Seller.   Seller  represents  and
warrants to Buyer as follows:

         (a) Organization. Each of Seller and Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Company has all requisite power and authority to own, lease and operate its properties and to carry on its business. Company is duly qualified and in good standing as a foreign corporation in each jurisdiction where its ownership of property or operation of its business requires qualification.

         (b) Power and Authority; Enforceability. Seller has full corporate power and authority to execute and deliver this Agreement and to consummate and perform the Transactions contemplated hereunder. Seller has taken all necessary action to authorize the execution and delivery of this Agreement, and the performance of its obligations hereunder. This Agreement constitutes (or shall, upon execution, constitute) a valid and legally binding obligation upon Seller, enforceable in accordance with its terms.

         (c) No Violation. Neither the execution and delivery of this Agreement by Seller, nor the consummation and performance of the Transactions contemplated hereby, conflicts with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any agreement by which Seller or Company is a party or by which Seller or Company or any of their respective properties or assets are bound or affected, including any of Seller's or Company's organizational documents.

         (d) Capitalization of Company. The authorized capitalization of Company consists of 100 shares of common stock, par value ____, of which 100 shares have been issued and are outstanding as of the date hereof and at Closing. There exists no voting agreement or outstanding proxy with respect to any of the Company Shares. There are no options, warrants, calls, commitments, conversions or any other rights or agreements outstanding obligating Company to issue any shares of its capital stock. As of the date hereof and at Closing, Seller owns and shall own of record and beneficially all of the issued and outstanding Company Shares, free and clear of any and all liens, encumbrances, pledges and claims of any nature, with full right and lawful authority to transfer the Company Shares to Buyer.



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

4.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

         (a) Organization. Buyer is an individual.

         (b) Power and Authority; Enforceability. Buyer has the requisite competence and authority to execute and deliver this Agreement and to consummate and perform the Transactions contemplated hereunder. Buyer has taken all necessary action to authorize the execution and delivery of this Agreement, and the performance of its obligations hereunder. This Agreement constitutes (or shall, upon execution, constitute) a valid and legally binding obligation upon the Buyer, enforceable in accordance with its terms.

         (c) No Violation. Neither the execution and delivery of this Agreement by the Buyer, nor the consummation and performance of the Transactions contemplated hereby, conflicts with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any agreement by which Buyer is a party or by which Buyer or any of his properties or assets are bound or affected.

4.3 No Representations or Warranties Implied. The representations and warranties contained in this Article 4 constitute the only representations and warranties made by the parties with respect to this Agreement, and no other representations or warranties shall be implied. Without limiting the foregoing, Seller makes no representation or warranty concerning the business of Company or any assets owned or used by Company and there are no implied warranties of any kind, including warranties of merchantability, suitability or fitness for a particular purpose.


                              Article 5. Covenants

5.1 General. Each party will use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate, make effective and comply with all terms of this Agreement and the transactions contemplated hereunder.

5.2 Operation of Business. Seller will not permit Company, between the date of this Agreement and the Closing, to engage in any practice, take any action or enter into any transaction outside the ordinary course of business, except as otherwise contemplated herein or under the Landbank Agreement.

5.3 Confidentiality. Each of the parties hereto shall treat as confidential the existence and terms of this Agreement. Neither party shall issue any public announcements regarding this transactions contemplated hereunder without the prior written consent of the other party except as required by law.


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5.4      Further Assurances. The parties hereby agree to execute and deliver all other documents, and to take other action deemed necessary or advisable to ensure the consummation of the contemplated transaction, including, without limitation, obtaining any necessary third party consents, and entering into a
separate  assignment   agreement  with  respect  to  any  real  property  lease,
proprietary rights, or insurance policy, and any notices required or recommended in connection therewith.


                            Article 6. Miscellaneous

6.1.     Governing Law.

         This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, excluding the application of any of its choice of law rules that would result in the application of the laws of another jurisdiction.

6.2      Counterparts.

         This  Agreement  may  be  executed  in  counterparts,   and  each  such
counterpart shall be considered an original document when all Parties have executed their respective counterparts. Counterpart signature pages may be collected and attached together to form a single document. One party may execute one or more counterparts other than that or those executed by another party, without thereby affecting the effectiveness of any such signatures.

6.3      Incorporation and Fair Construction.

         Each of the Recitals set forth above as well as the Exhibits attached to this Agreement is hereby incorporated in it and made a part of this Agreement for all purposes. This Agreement has been negotiated and prepared jointly by all parties and shall not be construed for or against either party but shall be given a fair and reasonable construction in accordance with the intention of the parties.

6.4      Severability.

         If any provision of this Agreement shall be adjudged by an arbitrator or court of competent jurisdiction to be void or unenforceable for any reason, the same shall in no way affect (to the maximum extent permissible by law) any other provision of this Agreement, the application of any such provision under circumstances different from those adjudicated by the arbitrator or court, or the validity or enforceability of this Agreement as a whole.

6.5      Entire Understanding.

         This Agreement contains the entire understanding of the parties relating to the subject matter hereof, and this Agreement cannot be changed except by written agreement executed by the party to be bound.


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         The Parties have executed this Agreement as of the Effective Date.


Seller:           ISTORAGE NETWORKS, INC.
                  a Delaware corporation

                  By:_____________________________________________

                  Name:

                  Title:


Buyer:            Thomas Makmann


                  By:_____________________________________________

                  Name:

                  Title:















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